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              [LETTERHEAD OF RAY, QUINNEY & NEBEKER]
                                                                     Exhibit 5.3



                                                            May 8, 1996



Mobil Corporation
Mobil G.B. 388 Finance Inc.
3225 Gallows Road
Fairfax, VA  22037-0001

                            Mobil Corporation 1995-B
                            ------------------------


Ladies and Gentlemen:

          We are acting as counsel to First Security Bank of Utah, National Association ("First Security"), a national banking association, as Pass Through Trustee (the "Pass Through Trustee"), under each of the six separate Pass Through Trust Agreements in connection with the transactions contemplated by the Participation Agreement dated as of December 12, 1995 (the "Participation Agreement"), among the Pass Through Trustee, Mobil G.B. 388 Finance Inc. as Lessee, General Electric Credit Corporation of Georgia as Owner Participant, Fleet National Bank of Connecticut as Corporate Owner Trustee, Michael M. Hopkins as Individual Owner Trustee, First Security as Corporate Indenture Trustee and Val T. Orton as Individual Indenture Trustee, including the exchange, as described in a Registration Statement of Mobil Corporation, a Delaware corporation ("Mobil") and Mobil G.B. 388 Finance Inc., on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Pass Through Certificates, Series 1995-B1 through 1995-B6 (the "New Certificates") which are being registered pursuant to the Registration Statement, for a like principal amount of issued and outstanding Pass Through Certificates, Series 1995-A1 through 1995-A6 (the "Old Certificates"). Capitalized terms used herein without definition shall have the meanings set forth in the Participation Agreement or, if not defined therein, in Appendix A to the Lease.
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          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or advisable for the purposes of this opinion.

          Based on the foregoing and subject to the matters set forth below, we are of the opinion that:

          1. The execution, authentication, issue and delivery by the Pass Through Trustee of the New Certificates has been duly authorized by the Pass Through Trustee, and each of the Pass Through Trust Agreements is the valid and binding obligation of the Pass Through Trustee in accordance with its terms.

          2. When the New Certificates are issued, authorized, executed, authenticated, and delivered by the Pass Through Trustee pursuant to the terms and provisions of, and in accordance with the requirements of, each of the Pass Through Trust Agreements, the New Certificates will be validly issued and will be entitled to the benefits of the applicable Pass Through Trust Agreement.

          3. We are of the opinion attributed to us in the Prospectus under the caption "Certain Utah Taxes".

          The opinion set forth above in paragraph 1 as to the enforceability of each of the Pass Through Trust Agreements is subject to the qualifications that
(i) enforcement of such documents may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of specific performance and other equitable remedies is subject to the discretion of the enforcing court.

          The opinions set forth herein are based on and limited to the laws of the State of Utah and the laws of the United States relating to the banking, trust and fiduciary powers of the Pass Through Trustee. The opinion set forth above in paragraph 2 as to the New Certificates being entitled to the benefits of the applicable Pass Through Trust Agreement, the governing law of which is expressly stated to be that of the State of New York, is subject to the assumption that the laws of the State of New York (as to which we express no opinion) are in all material respects identical to the laws of the State of Utah. We also assume that each of the Pass Through Trust Agreements have been duly authorized, executed and delivered by the parties thereto other than the Pass Through Trustee and the Indenture Trustee.

          This opinion is rendered to you at the request of First Security as Pass Through Trustee and First Security as Pass Through Trustee has consented to the opinions expressed

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herein.  We have discussed with First Security as Pass Through Trustee the consequences of its request for and consent to the rendering of the opinions expressed herein. This opinion is solely for your benefit in connection with the above transactions and to that extent we agree and understand that you may rely upon the opinions expressed herein.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the headings "Legal Matters" and "Certain Utah Taxes". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

           We are attorneys admitted to practice in the State of Utah and in rendering the foregoing opinions we have not passed upon, or purported to pass upon, the laws of any jurisdictions other than the State of Utah and the federal banking law governing the banking and trust powers of First Security Bank of Utah, National Association. The permitted successors and assigns of the addressees hereof are entitled to rely on this opinion.


                                                Very truly yours,

                                                RAY, QUINNEY & NEBEKER

                                                /s/ M. John Ashton
                                                M. John Ashton



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